UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 30, 2009

RED ROBIN GOURMET BURGERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-49916	84-1573084
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

6312 S. Fiddlers Green Circle, Suite 200N Greenwood Village, Colorado		80111
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (303) 846-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement.

On September 30, 2009, Red Robin Gourmet Burgers, Inc. (the “Company”) entered into separate Indemnification Agreements with each of the following directors and executive officers: Dennis Mullen, Todd Brighton, Eric Houseman, Pattye Moore, Marcus Zanner, Annita Menogan, Susan Lintonsmith and Jonathon James.  The Company also has entered into Indemnification Agreements with certain other non-executive members of management effective September 30, 2009.

The Indemnification Agreements are identical to the form of Indemnification Agreement previously executed by other members of the Board of Directors and management.  The execution of the Indemnification Agreements by the individuals referenced above is intended to create uniformity among management and members of the Board of Directors with respect to the Company’s indemnification obligations.

The Indemnification Agreements are intended to complement the indemnity protection available under applicable law, the Company’s Certificate of Incorporation and Bylaws and any policies of insurance which may currently or hereafter be maintained by the Company.  The Indemnification Agreement provides, among other things, and subject to certain limitations described therein: (a) that the Company will indemnify such executive officer or director (each, an “Indemnitee”), who was successful, in whole or in part, whether on the merits or otherwise in defense of any action, suit or proceeding, including actions by or in the right of the Company, if (i) the Indemnitee’s conduct was in good faith, (ii) the Indemnitee reasonably believed that his or her conduct was in or not opposed to the best interests of the Company, and (iii) in the case of any criminal proceeding, the Indemnitee had no reasonable cause to believe his or her conduct was unlawful; (b) that the Company will advance expenses incurred by the Indemnitee in any such proceeding, including attorneys’ fees, to the Indemnitee in advance of the final disposition of the proceeding; and (c) that the rights of the Indemnitee under the Indemnification Agreement are in addition to any other rights the Indemnitee may have under the Company’s Certificate of Incorporation, Bylaws, the Delaware General Corporation Law or otherwise.

The foregoing description of the Indemnification Agreement is qualified in its entirety by reference to Exhibit 10.20 to the Company’s registration statement on Form S-1/A (No. 333-87044) filed with the Securities and Exchange Commission (“SEC”) on July 17, 2002, and such exhibit is hereby incorporated by reference in its entirety into this Item 1.01.

Item 5.02       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)           On September 30, 2009, the Company hired Jonathon W. James, age 39, to serve as its Senior Vice President of Enterprise Services.  As the Senior Vice President of Enterprise Services, Mr. James will oversee and be responsible for the Company’s Training, Operations Services, Food and Beverage/Kitchen Operations, Information Technology, and Team Member Resources Departments.

The Company has agreed to pay Mr. James an annual salary of $350,000, which will automatically increase to $375,000 on April 1, 2010.  In addition, Mr. James will receive a guaranteed minimum bonus of $50,000 for fiscal year 2009 with the opportunity for additional bonus amounts if the Company achieves certain performance objectives consistent with those applicable to the Company’s other executive officers and as more particularly described in the Company’s Proxy Statement filed with the SEC on April 17, 2009. The Company also granted Mr. James an option (the “Option”) under the Company’s Amended and Restated 2007 Performance Incentive Plan to purchase 25,000 shares of the Company’s common stock at an exercise price of $20.42 per share, which was the closing price of the Company’s common stock on the date of grant, September 30, 2009.  6,250 shares of the Option will vest on September 30, 2010 (such amount representing 25% of the total number of shares of common stock subject to the Option), and the remaining 75% of the total number of shares subject to the Option will vest in 36 substantially equal monthly installments commencing on October 30, 2010.

In connection with Mr. James’ appointment as Senior Vice President of Enterprise Services and Mr. James’ status as an executive officer of the Company, the Company entered into a Change of Control Agreement with Mr. James.  Such Change in Control Agreement is in the form of Exhibit 10.3 to the Form 8-K filed with the SEC on March 14, 2008, and such exhibit is hereby incorporated by reference in its entirety into this Item 5.02(c).  In addition, the Company entered into an Indemnification Agreement with Mr. James.  See the disclosure under Item 1.01 above for material terms of the Indemnification Agreement.

Mr. James is a founder and former CEO of GrassRoots Leadership, LLC (“GRL”), a management consulting firm located in Denver, Colorado. Prior to founding GRL, Mr. James was a managing partner of Enlightened Leadership Solutions, a privately held executive leadership and management consulting firm that provided consulting services to several businesses in the restaurant industry, including the Company.  Mr. James has provided consulting services to the Company since the beginning of September 2006, specifically focusing on executive leadership development, new restaurant opening processes, succession planning, and recruitment and retention processes and assessments.  During fiscal year 2008 and year-to-date fiscal year 2009, the Company paid GRL approximately $773,371 and $790,763, respectively, for consulting services and licensure of certain tools. Mr. James has informed the Company that he divested his ownership interest in GRL upon acceptance of his position with the Company.  The Company may use GRL for future consulting services from time to time, as well as continue to license certain software.

Mr. James attended Brigham Young University.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2009

RED ROBIN GOURMET BURGERS, INC.

	By:	/s/ Katherine L. Scherping
	Name:	Katherine L. Scherping
	Title:	Chief Financial Officer